Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE First QUARTER OF 2020

—Reports First Quarter Earnings of 55 Cents per Diluted Share, or $1.06 per Share Excluding Net Realized Investment Losses—

SANTA ANA, Calif., April 23, 2020 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2020.

Current Quarter Highlights

•	Total revenue of $1.4 billion, up 8 percent compared with last year
-	Closed title orders up 34 percent, driven by a 144 percent increase in refinance orders
-	Average revenue per order down 6 percent, driven by the shift to refinance transactions
•	Net realized investment losses of $64.8 million, primarily due to the change in the fair value of equity securities
•	Title Insurance and Services segment pretax margin of 5.6 percent
-	10.3 percent excluding net realized investment losses
•	Title Insurance and Services segment loss provision rate of 5 percent compared with 4 percent last year
•	Commercial revenues of $159.3 million, up 8 percent compared with last year
•	Title Insurance and Services segment investment income of $59.7 million, down 15 percent vs. 2019
•	Specialty Insurance segment pretax margin of 10.5 percent
-	13.0 percent excluding net realized investment losses
•	Repurchased 1.7 million shares for a total of $65.8 million at an average price of $38.64
•	Closed $350 million acquisition of Docutech on March 2, 2020
•	Debt-to-capital ratio of 22.8 percent

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Total revenue	$1,412.9	$1,303.6
Income before taxes	72.3	141.7

Net income	$63.2	$109.6
Net income per diluted share	0.55	0.97

Total revenue for the first quarter of 2020 was $1.4 billion, an increase of 8 percent relative to the first quarter of 2019. Net income in the current quarter was $63.2 million, or 55 cents per diluted share, compared with net income of $109.6 million, or 97 cents per diluted share, in the first quarter of 2019. Net realized investment losses in the current quarter were $64.8 million, or 50 cents per diluted share, compared with net realized investment gains of $32.7 million, or 22 cents per diluted share, in the first quarter of last year. These net realized investment losses and gains were primarily due to the change in the fair value of equity securities. This quarter’s effective tax rate of 11.7 percent includes favorable tax

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First American Financial Reports First Quarter 2020 Results

items of $8.1 million, or 6 cents per diluted share, primarily due to a favorable foreign tax law change and deductions related to equity-based compensation.

“Our first priority during the coronavirus pandemic has been to keep our employees and their families safe,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Early in the process, we activated our business continuity plan and today the vast majority of our workforce is working remotely. Our second priority has been to maintain service levels to our customers. Expansion of the use of our innovative technologies that leverage our deep data assets, combined with the tireless dedication of our employees, has enabled us to successfully meet that challenge.

“We entered 2020 with a strong capital position, ample liquidity and significant financial flexibility. This financial strength will enable us to make opportunistic investments in this market. As an example, we repurchased 1.7 million shares of stock at an average price of $38.64 during the quarter.

“We believe the adoption of digital title and closing processes, in which we have heavily invested in recent years, will accelerate as a result of the pandemic. Recent events have validated that our strategic path to digitally transform our business is the right one, and we will emerge from this crisis in an even stronger leadership position.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2020	2019
Total revenues	$1,300.6	$1,172.2

Income before taxes	$73.0	$142.0
Pretax margin	5.6%	12.1%

Title open orders(1)	354,400	227,800
Title closed orders(1)	202,700	150,900

U.S. Commercial
Total revenues	$159.3	$148.2
Open orders	31,600	30,000
Closed orders	16,400	16,500
Average revenue per order	$9,700	$9,000
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the first quarter were $1.3 billion, up 11 percent compared with the same quarter of 2019. Direct premiums and escrow fees were up 24 percent compared with the first quarter of 2019, driven by a 34 percent increase in the number of direct title orders closed that was partially offset by a 6 percent decline in the average revenue per direct title order closed. The average revenue per direct title order declined to $2,315 due to the shift in the order mix to lower-premium residential refinance transactions, despite higher average revenue per order for residential purchase, residential refinance and commercial transactions. Agent premiums, which are

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First American Financial Reports First Quarter 2020 Results

recorded on approximately a one-quarter lag relative to direct premiums, were up 20 percent in the current quarter as compared with last year.

Information and other revenues were $208.3 million this quarter, up 22 percent compared with the same quarter of last year. The increase was primarily due to growth in mortgage originations that led to higher demand for the company’s title information products and to the recent acquisition of Docutech.

Investment income was $59.7 million in the first quarter, down $10.4 million, or 15 percent. The impact of the decline in short-term interest rates on the company’s investment portfolio and cash balances was partly offset by higher average balances in escrow, tax-deferred property exchange and warehouse lending. Net realized investment losses totaled $68.3 million in the current quarter, compared with gains of $27.7 million in the first quarter of 2019, primarily due to the change in the fair value of equity securities in both periods.

Personnel costs were $421.6 million in the first quarter, an increase of $40.5 million, or 11 percent, compared with the same quarter of 2019. This increase was primarily attributable to higher incentive compensation and salary expense, including the impact of one additional business day in the current quarter.

Other operating expenses were $226.6 million in the first quarter, up $58.0 million, or 34 percent, compared with the first quarter of 2019. The increase was primarily due to higher production-related costs as a result of the growth in order volume, and to higher professional services, computer hardware and software expenses.

The provision for policy losses and other claims was $55.0 million in the first quarter, or 5.0 percent of title premiums and escrow fees, an increase from a 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.5 percent for the current policy year with a $6 million increase in the loss reserve estimates for prior policy years. In the first quarter, incurred title claims were $34.4 million, a 6 percent decline relative to 2019. Title claims generally increase when economic conditions deteriorate. Although the company’s IBNR reserve may be adequate for an increase in title claims, given market uncertainties management decided to raise the loss provision rate to 5.0 percent in the current quarter.

Depreciation and amortization expense was $29.5 million in the first quarter, a decline of $1.6 million, or 5 percent, compared with the same period last year. The decrease was primarily attributable to lower software license amortization.

Pretax income for the Title Insurance and Services segment was $73.0 million in the first quarter, compared with $142.0 million in the first quarter of 2019. Pretax margin was 5.6 percent in the current quarter, compared with 12.1 percent last year. Excluding the impact of net realized investment losses and gains, the pretax margin was 10.3 percent this year, compared with 10.0 percent last year.

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First American Financial Reports First Quarter 2020 Results

Specialty Insurance

($ in millions)

	Three Months Ended
	March 31,
	2020	2019
Total revenues	$122.0	$122.2

Income before taxes	$12.9	$17.8
Pretax margin	10.5%	14.6%

Total revenues for the Specialty Insurance segment were $122.0 million in the first quarter of 2020, essentially flat compared with the first quarter of 2019. Excluding the impact of net realized investment losses and gains, total revenues this quarter were up 7 percent, with both the home warranty and property and casualty business lines contributing to this growth. Both business lines also achieved lower claim loss rates leading to a decline in the overall loss ratio for the segment to 52.3 percent this quarter, compared with 55.2 percent in the prior year. The segment’s pretax margin in the current quarter was 10.5 percent, compared with 14.6 percent in the first quarter of last year. Excluding net realized investment losses and gains, the current quarter’s pretax margin was 13.0 percent, compared with 11.0 percent last year.

Teleconference/Webcast

First American’s first quarter 2020 results will be discussed in more detail on Thursday, April 23, 2020, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 7, 2020, by dialing 201-612-7415 and using the conference ID 13701584. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $6.2 billion in 2019, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2020, First American was named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year. More information about the company can be found at www.firstam.com.

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First American Financial Reports First Quarter 2020 Results

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; volatility in the capital markets; unfavorable economic conditions; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; climate change, severe weather conditions and other catastrophe events, including the current coronavirus pandemic and responses to it; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

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First American Financial Reports First Quarter 2020 Results

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Total revenues	$1,412,943	$1,303,581

Income before income taxes	$72,324	$141,670
Income tax expense	8,478	31,866
Net income	63,846	109,804
Less: Net income attributable to noncontrolling interests	642	229
Net income attributable to the Company	$63,204	$109,575

Net income per share attributable to stockholders:
Basic	$0.56	$0.97
Diluted	$0.55	$0.97

Cash dividends declared per share	$0.44	$0.42

Weighted average common shares outstanding:
Basic	113,556	112,703
Diluted	113,959	113,224

Selected Title Insurance Segment Information
Title orders opened(1)	354,400	227,800
Title orders closed(1)	202,700	150,900
Paid title claims	$42,732	$40,769

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$1,049,985	$1,485,959
Investments	6,548,977	6,589,443
Goodwill and other intangible assets, net	1,565,456	1,242,741
Total assets	11,675,485	11,519,167
Reserve for claim losses	1,057,538	1,063,044
Notes and contracts payable	847,159	728,232
Total stockholders’ equity	$4,359,345	$4,420,484

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
March 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$620,637	$501,301	$119,336	$—
Agent premiums	599,682	599,682	—	—
Information and other	211,512	208,273	3,439	(200)
Net investment income	45,874	59,668	2,584	(16,378)
Net realized investment (losses) gains	(64,762)	(68,299)	(3,390)	6,927
	1,412,943	1,300,625	121,969	(9,651)
Expenses
Personnel costs	429,660	421,615	21,446	(13,401)
Premiums retained by agents	475,381	475,381	—	—
Other operating expenses	257,240	226,595	21,548	9,097
Provision for policy losses and other claims	117,477	55,049	62,428	—
Depreciation and amortization	31,449	29,517	1,894	38
Premium taxes	17,315	15,519	1,796	—
Interest	12,097	3,973	—	8,124
	1,340,619	1,227,649	109,112	3,858
Income (loss) before income taxes	$72,324	$72,976	$12,857	$(13,509)

Three Months Ended		Title	Specialty	Corporate
March 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$514,202	$402,756	$111,446	$—
Agent premiums	501,537	501,537	—	—
Information and other	172,892	170,089	3,067	(264)
Net investment income	82,268	70,053	2,732	9,483
Net realized investment gains	32,682	27,745	4,937	—
	1,303,581	1,172,180	122,182	9,219
Expenses
Personnel costs	411,612	381,131	19,620	10,861
Premiums retained by agents	396,607	396,607	—	—
Other operating expenses	196,447	168,640	19,818	7,989
Provision for policy losses and other claims	97,712	36,172	61,540	—
Depreciation and amortization	32,934	31,162	1,734	38
Premium taxes	14,663	12,978	1,685	—
Interest	11,936	3,483	—	8,453
	1,161,911	1,030,173	104,397	27,341
Income (loss) before income taxes	$141,670	$142,007	$17,785	$(18,122)

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Consolidated
Total revenues	$1,412,943	$1,303,581
Less: NRIG(L)	(64,762)	32,682
Total revenues excluding NRIG(L)	$1,477,705	$1,270,899

Pretax income	$72,324	$141,670
Less: NRIG(L)	(64,762)	32,682
Pretax income excluding NRIG(L)	$137,086	$108,988

Pretax margin	5.1%	10.9%
Less: Pretax margin impact of NRIG(L)	(4.2)%	2.3%
Pretax margin excluding NRIG(L)	9.3%	8.6%

Earnings per diluted share (EPS)	$0.55	$0.97
Less: EPS impact of NRIG(L)	(0.50)	0.22
EPS excluding NRIG(L)	$1.06	$0.74

Title Insurance and Services Segment
Total revenues	$1,300,625	$1,172,180
Less: NRIG(L)	(68,299)	27,745
Total revenues excluding NRIG(L)	$1,368,924	$1,144,435

Pretax income	$72,976	$142,007
Less: NRIG(L)	(68,299)	27,745
Pretax income excluding NRIG(L)	$141,275	$114,262

Pretax margin	5.6%	12.1%
Less: Pretax margin impact of NRIG(L)	(4.7)%	2.1%
Pretax margin excluding NRIG(L)	10.3%	10.0%

Specialty Insurance Segment
Total revenues	$121,969	$122,182
Less: NRIG(L)	(3,390)	4,937
Total revenues excluding NRIG(L)	$125,359	$117,245

Pretax income	$12,857	$17,785
Less: NRIG(L)	(3,390)	4,937
Pretax income excluding NRIG(L)	$16,247	$12,848

Pretax margin	10.5%	14.6%
Less: Pretax margin impact of NRIG(L)	(2.5)%	3.6%
Pretax margin excluding NRIG(L)	13.0%	11.0%

Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended
	March 31,
	2020	2019
Total revenues	$1,300,625	$1,172,180
Less: Net realized investment (losses) gains	(68,299)	27,745
Net investment income	59,668	70,053
Premiums retained by agents	475,381	396,607
Net operating revenues	$833,875	$677,775

Personnel and other operating expenses	$648,210	$549,771
Ratio (% net operating revenues)	77.7%	81.1%
Ratio (% total revenues)	49.8%	46.9%

Change in net operating revenues	$156,100
Change in personnel and other operating expenses	98,439
Success Ratio(1)	63%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2020 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q120	Q419	Q319	Q219	Q119
Open Orders per Day
Purchase	1,978	1,622	2,108	2,251	1,907
Refinance	2,884	1,487	1,922	1,408	1,001
Refinance as % of residential orders	59%	48%	48%	38%	34%
Commercial	510	522	523	515	491
Default and other	345	364	405	454	335
Total open orders per day	5,716	3,995	4,958	4,628	3,734

Closed Orders per Day
Purchase	1,277	1,469	1,639	1,626	1,205
Refinance	1,451	1,391	1,256	854	605
Refinance as % of residential orders	53%	49%	43%	34%	33%
Commercial	265	332	289	301	271
Default and other	276	366	318	291	392
Total closed orders per day	3,269	3,559	3,502	3,072	2,474

Average Revenue per Order (ARPO)
Purchase	$2,526	$2,541	$2,528	$2,560	$2,430
Refinance	1,165	1,195	1,159	1,128	1,119
Commercial	9,690	11,425	10,791	9,356	8,960
Default and other	299	209	257	358	223

Total ARPO	$2,315	$2,603	$2,513	$2,620	$2,475

Business Days	62	63	64	64	61

(1) U.S. operations only.

Totals may not sum due to rounding.

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